EXHIBIT 99.1

Contact:

Joe Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

or

Budd Zuckerman, President

Genesis Select Corporation

(303) 415-0200

PC MALL REPORTS FIRST QUARTER 2011 RESULTS

Sales Increased 16%; Operating Profit Increased 147%

First Quarter Highlights (first quarter of 2011 compared to the first quarter of 2010):

•                  Net sales increased 16% to $335.9 million

•                  Gross profit increased 14% to $43.5 million

•                  GAAP operating profit increased 147% to $1.9 million and non-GAAP operating profit increased 243% to $2.9 million

•                  Adjusted EBITDA increased 76% to $5.6 million

•                  Diluted earnings per share (EPS) increased to $0.06 from $0.01 and non-GAAP diluted EPS for Q1 2011 increased to $0.11 from $0.02

Torrance, California — May 10, 2011 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today reported financial results for the first quarter of 2011. Consolidated net sales for Q1 2011 were $335.9 million, an increase of 16%, from $289.9 million in Q1 2010. Consolidated gross profit for Q1 2011 increased 14% to $43.5 million from $38.0 million in Q1 2010. Consolidated gross profit margin was 12.9% in Q1 2011 compared to 13.1% in Q1 2010. Consolidated operating profit for Q1 2011 increased 147% to $1.9 million compared to consolidated operating profit of $0.8 million for Q1 2010. Consolidated operating profit margin for Q1 2011 was 0.6% compared to 0.3% in Q1 2010. Non-GAAP operating profit margin (as defined below) was 0.9% in Q1 2011 compared to 0.3% in Q1 2010. Consolidated net income for Q1 2011 increased to $0.7 million compared to consolidated net income of $0.2 million for Q1 2010. Diluted EPS for Q1 2011 was $0.06 compared to diluted EPS of $0.01 for Q1 2010. Non-GAAP diluted EPS, excluding the results of our OnSale segment and the inventory write-down explained below, was $0.11 for Q1 2011 and $0.02 for Q1 2010. Adjusted EBITDA (as defined below) for Q1 2011 increased 76% to $5.6 million from $3.2 million in Q1 2010.

Commenting on the Company’s first quarter results, Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “I am very pleased with our first quarter performance, and I would like to commend all of our employees for their continued contribution to our success, which is only possible through their hard work and dedication. We grew our revenues 16% from the first quarter of last year, as our team continued to execute well in an environment characterized by stable growth in IT spending across most of our customer base. We saw particularly strong growth in our SMB, MacMall and MME segments, which grew 28%, 18% and 15%, respectively. While gross profit grew over 14% year over year, operating profit grew by 147%, demonstrating significant operating leverage. We achieved these results despite having a $0.5 million charge, or 15 basis points of gross margin, related to end of life Apple inventory. In addition, in the first quarter we made a significant investment of $0.5 million in the growth of our OnSale segment, which we are now separately reporting. Without these costs, on a non-GAAP basis, our operating profit would have been approximately $2.9 million for the quarter. With respect to our OnSale business, details about which are contained in a separate press release we issued this afternoon, we believe that the market we are preparing to enter is incredibly exciting and represents a fantastic opportunity for us in the months and quarters to come.”

In February 2011, our OnSale segment expanded with our acquisition of certain assets of eCost.com, a subsidiary of PFSweb, Inc., for $2.3 million. In conjunction with this transaction, beginning with the first quarter of 2011, our management changed the way we internally look at our business and realigned our reportable operating segments from four segments (previously SMB, MME, Public Sector and MacMall) to five segments that we now refer to as SMB, MME, Public Sector, MacMall and OnSale. As such, existing sales under the OnSale brand will no longer be reported under the MacMall segment, but rather it will be reported, together with sales under the eCost brand, as part of the OnSale segment. We expect that our MacMall segment will remain primarily focused on targeting small businesses, creative professionals and high-end consumers, predominantly in the Apple and related products market. We will continue to include corporate related expenses such as legal, accounting, information technology, product management, certain support services and other administrative costs that are not otherwise allocated to our reportable operating segments in Corporate and Other. All historical segment financial information provided in this release has been revised to reflect these new reportable operating segments.

These efforts are part of our plan to expand our OnSale business model beyond consumer electronics and information technology and enter the rapidly expanding market for daily deals by local merchants in local markets, leveraging the principles of social commerce and what we believe are our unique competitive advantages in that marketplace.

Commenting on OnSale’s newly expanded business model, Khulusi stated, “We are very excited about OnSale’s prospects as it expands into this important and growing market. We have developed what we believe will be an innovative, unique value proposition to both merchants and consumers. To date, we have hired approximately 81 people to support OnSale’s daily deal site, most of whom are in the Philippines, and expect to launch the site in several markets later in the second quarter. OnSale has already begun partnering with merchants who will offer discounts through the site, and consumers can sign up immediately at www.onsale.com to receive daily updates and offers once the site is launched.”

Segment Results

SMB

Q1 2011 net sales for our SMB segment were $138.7 million, an increase of $30.7 million, or 28%, from $108.0 million in Q1 2010 due to increased productivity of our account executives, inclusive of significant growth in our new Chicago office, continuing economic recovery by small and medium sized businesses, and an increase in sales to promotional companies.

SMB gross profit increased by $3.5 million, or 26%, to $16.9 million in Q1 2011 compared to $13.4 million in Q1 2010 resulting primarily from the increased SMB net sales discussed above and a $0.5 million increase in vendor consideration. SMB gross profit margin decreased to 12.2% in Q1 2011 compared to 12.4% in Q1 2010 primarily due to a 47 basis point decrease in vendor consideration as a percentage of net sales.

SMB operating profit in Q1 2011 increased by $2.8 million, or 44%, to $9.2 million compared to $6.4 million in Q1 2010. The increase in SMB operating profit in Q1 2011 was primarily due to the increase in SMB gross profit discussed above, partially offset by a $0.7 million increase in SMB personnel costs. This increase in SMB personnel costs in Q1 2011 was primarily due to an increase in variable compensation expenses due to the increased SMB gross profit discussed above and our continuing investment in the growth of our Chicago office.

MME

Q1 2011 net sales for our MME segment were $110.5 million compared to $96.5 million in Q1 2010, an increase of $14.0 million, or 15%. This increase was primarily due to increased account executive productivity and increased IT spending by customers in the mid-market and enterprise sector in Q1 2011. Product revenues increased by 10% in Q1 2011 compared to Q1 2010 while service revenues increased by 19% in Q1 2011 compared to Q1 2010. Service revenues represented 20% of MME net sales in Q1 2011 compared to 19% of sales in Q1 2010. The service revenue increase was primarily due to the inclusion of service revenues of NSPI, which we acquired in June 2010, as well as a 23% increase in service sales performed under our Abreon brand, which is primarily focused on change management and eLearning consulting. These increases in service revenues were partially offset by a 6% decrease in MME’s Sarcom branded professional and managed services in Q1 2011 compared to Q1 2010.

MME gross profit increased by $1.5 million, or 9%, to $18.0 million in Q1 2011 compared to $16.5 million in Q1 2010, and MME gross profit margin decreased to 16.3% in Q1 2011 compared to 17.1% in Q1 2010 but increased 160 basis points sequentially from 14.7% in Q4 of 2010. The increase in MME gross profit was primarily due to the increased MME net sales discussed above. The decrease in MME gross profit margin was primarily due to lower selling margins in our Sarcom business as well as a lower mix of fees from enterprise software agreements that are reported on a net basis.

MME operating profit in Q1 2011 increased by $0.6 million, or 12%, to $5.2 million compared to $4.6 million in Q1 2010. The increase was primarily due to the increase in MME gross profit discussed above, partially offset by a $0.2 million increase in MME personnel costs and a $0.2 million increase in depreciation and amortization expenses primarily relating to the acquisition of NSPI. The increase in MME personnel costs was due in part to an increase in variable compensation costs related to the increased gross profit discussed above and the acquisition of NSPI.

Public Sector

Q1 2011 net sales for our Public Sector segment were $31.7 million compared to $44.0 million in Q1 2010, a decrease of $12.3 million, or 28%. This decrease in Public Sector net sales was due to a 42% decrease in our federal government business resulting primarily from an 80% reduction in sales of Sun Microsystems solutions, which we believe is substantially related to the acquisition of Sun by Oracle in January 2010 and resulting vendor program changes made in Q2 2010 in connection with Sun solutions. The decrease in our federal government business was also impacted by the delays in passage of the federal budget. Sales in our federal government business excluding sales of Sun Microsystems solutions decreased 11% in Q1 2011 over the same period in the prior year. Net sales in our state and local government and educational institution business increased 5%, driven by stronger demand.

Public Sector gross profit decreased by $0.4 million, or 12%, to $3.2 million in Q1 2011 compared to $3.6 million in Q1 2010. Public Sector gross profit margin increased to 10.1% in Q1 2011 compared to 8.2% in Q1 2010. The decrease in Public Sector gross profit was primarily due to decreased Public Sector net sales discussed above. The increase in Public Sector gross profit margin was primarily due to an increase in vendor consideration as a percentage of sales relating to an increase in higher margin solutions in Q1 2011.

Public Sector operating profit decreased to $41,000 in Q1 2011 compared to $0.4 million in Q1 2010. The decrease in Public Sector operating profit was primarily due to the decrease in Public Sector gross profit discussed above as well as our continued investment in its Health Dynamix division.

MacMall

As indicated previously, our MacMall segment no longer includes the costs associated with the OnSale business, and all historical numbers have been adjusted accordingly. Q1 2011 net sales for our MacMall segment were $46.6 million compared to $39.6 million in Q1 2010, an increase of $7.0 million, or 18%. This increase was primarily due to significant sales of iPads during Q1 2011, as well as our efforts to focus on higher profit customer segments such as small businesses, creative professionals and high-end consumers, partially offset by a reduction in web-based sales to consumers.

MacMall gross profit increased by $0.5 million, or 12%, to $4.9 million in Q1 2011 compared to $4.4 million in Q1 2010. MacMall gross profit margin decreased to 10.5% in Q1 2011 compared to 11.0% in Q1 2010. The increase in MacMall gross profit was primarily due to the increased MacMall net sales discussed above. The decrease in MacMall gross profit margin was primarily due to a large volume of lower margin iPad sales during Q1 2011, partially offset by a 49 basis point increase in vendor consideration as a percentage of net sales.

MacMall operating profit increased by $0.7 million to $1.3 million in Q1 2011 compared to $0.6 million in Q1 2010. This increase in MacMall operating profit was primarily due to the increase in MacMall gross profit discussed above and a $0.1 million decrease in advertising expenditures.

OnSale

Our OnSale segment currently includes sales made under our OnSale and eCost brand names primarily to consumers and small businesses via the Internet. As discussed above, this segment is also developing a platform to expand its model to include the marketing of daily deals in local markets through social commerce.

Q1 2011 net sales for our OnSale segment were $8.6 million compared to $1.8 million in Q1 2010, an increase of $6.8 million, or 391%. This increase was primarily due an increase in sales through our traditional OnSale business and $1.7 million of net sales resulting from our acquisition of eCost in February 2011.

OnSale gross profit increased by $0.8 million to $0.9 million in Q1 2011 compared to $0.1 million in Q1 2010. OnSale gross profit margin increased to 10.6% in Q1 2011 compared to 5.6% in Q1 2010. The increase in OnSale gross profit and gross profit margin was primarily due to the increased OnSale net sales discussed above and a better product mix.

OnSale’s operating loss increased by $0.4 million to $0.5 million in Q1 2011 compared to $0.1 million in Q1 2010. This increase in OnSale’s operating loss was primarily due to $0.5 million of costs related to the expansion of our OnSale business model, including legal and personnel investments and transition costs related to the eCost acquisition. In addition, advertising expenditures supporting our traditional OnSale business increased by $0.4 million, offset by the increase in OnSale gross profit discussed above.

Corporate & Other

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and certain support services and other administrative costs that are not otherwise included in our reportable operating segments. Q1 2011 Corporate & Other operating expenses increased by $2.0 million, or 19%, to $13.2 million from $11.2 million in Q1 2010, and increased $0.7 million sequentially from Q4 of 2010. The increase in Q1 2011 compared to Q1 2010 was primarily related to an increase in personnel costs of $1.4 million resulting primarily from additions in IT and distribution personnel, increased variable incentive compensation costs and a $0.5 million charge relating to an unreimbursed write-down of end-of-life first generation Apple iPads upon the release of the iPad 2.

Consolidated Balance Sheet

Accounts receivable at March 31, 2011 of $170.0 million decreased by $13.9 million from December 31, 2010. Our inventory of $58.0 million at March 31, 2011 represents a decrease of $5.6 million from December 31, 2010, reflecting sell-through of seasonal purchases made in late 2010. Accounts payable at March 31, 2011 of $101.4 million decreased by $23.4 million from December 31, 2010. Outstanding borrowings under our line of credit increased by $11.8 million to $62.1 million at March 31, 2011 compared to December 31, 2010, primarily the result of our purchase of a new headquarters office building in El Segundo in February 2011. We intend to secure a long-term mortgage for that property in the second quarter of 2011.

Selected Segment Information

Selected information for our reportable operating segments and a reconciliation of non-GAAP operating profit to operating profit are as follows (in thousands, except headcount data):

	Three Months Ended March 31, 2011			Three Months Ended March 31, 2010
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$138,738	$16,918	$9,184	$107,994	$13,397	$6,384
MME	110,509	17,986	5,159	96,491	16,481	4,614
Public Sector	31,677	3,197	41	44,015	3,629	378
MacMall	46,630	4,893	1,290	39,572	4,363	632
OnSale	8,645	919	(512)	1,762	98	(78)
Corporate & Other	(261)	(444)	(13,247)	20	61	(11,154)
Total	$335,938	$43,469	$1,915	$289,854	$38,029	$776

Average Account Executive	Three Months Ended March 31,
Headcount By Segment(1):	2011	2010
SMB	374	367
MME	111	108
Public Sector	103	88
MacMall	118	96
OnSale	7	—
Total	713	659

(1)     Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Non-GAAP Measures

We are presenting adjusted earnings before interest, taxes, depreciation and amortization expenses (EBITDA), non-GAAP operating profit and related margin and non-GAAP diluted EPS, which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and non-GAAP diluted EPS eliminate the effect of non-recurring, special charges, if any, as well as non-cash stock-based compensation expenses and the results of our OnSale segment. Non-GAAP operating profit and related margin eliminates the effect of non-recurring, special charges, if any, and the results of our OnSale segment. In the quarterly period ended Q1 2011, adjusted EBITDA excludes a non-recurring, special charge relating to an unreimbursed write-down of end-of-life first generation Apple iPads upon the release of the iPad 2. Adjusted EBITDA, non-GAAP operating profit and related margin and non-GAAP diluted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. Stock-based compensation is governed by the compensation committee of our Board of Directors and results in a non-cash operating expense for stock option grants that were made in prior operating periods. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on May 10, 2011 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss first quarter results. To listen to PC Mall management’s discussion of its first quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 7:30 p.m. ET on May 10, 2011 until May 17, 2011 and can be accessed by calling: (888) 286-8010 and inputting pass code 41329244.

About PC Mall, Inc.

PC Mall, Inc., through its wholly-owned subsidiaries, is a leading value added direct marketer of technology products, services and solutions to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Our brands include: PC Mall, PC Mall Gov, Sarcom, MacMall, Abreon, NSPI and OnSale. In the twelve months ended March 31, 2011, we generated $1.4 billion in revenue and have over 2,600 employees, over 65% of which are in sales or service positions. For more information please visit pcmall.com/investor or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to expectations or statements relating to expanded business models and opportunities and benefits of our investments in these business models and markets. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: uncertainties related to our expanded business models and related investments; risks relates to our IT infrastructure, uncertainties relating to the relationship between the number of our account executives and productivity; risks related to our ability to receive expected returns on strategic investments such as investments in new offices, decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance, increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our acquisition of NSPI); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our PC Mall Gov contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to our expanded OnSale business, including regulatory and litigation risks, market acceptance of the expanded business model, competition and emerging market risks; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part I of our Form 10-K for the year ended December 31, 2010, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

###

-Financial Tables Follow-

PC MALL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Net sales	$335,938	$289,854
Cost of goods sold	292,469	251,825
Gross profit	43,469	38,029
Selling, general and administrative expenses	41,554	37,253
Operating profit	1,915	776
Interest expense, net	723	482
Income before income taxes	1,192	294
Income tax expense	465	121
Net income	$727	$173

Basic and Diluted Earnings Per Common Share
Basic	$0.06	$0.01
Diluted	0.06	0.01

Weighted average number of common shares outstanding:
Basic	12,232	12,302
Diluted	12,607	12,499

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO CONSOLIDATED

OPERATING PROFIT, CONSOLIDATED NET INCOME AND DILUTED EARNINGS PER SHARE

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Net sales:
Consolidated net sales	$335,938	$289,854
Less: OnSale net sales	8,645	1,762
Adjusted net sales	$327,293	$288,092

Operating profit:
Consolidated operating profit	$1,915	$776
Less: OnSale operating loss	(512)	(78)
Add: Inventory write-down (a)	504	—
Non-GAAP operating profit	2,931	854
Non-GAAP operating profit margin	0.9%	0.3%

Consolidated operating profit margin	0.6%	0.3%

Non-GAAP operating profit	$2,931	$854
Add:
Consolidated depreciation expense	1,660	1,415
Consolidated amortization expense	505	414
Consolidated stock-based compensation	534	504
Less:
OnSale depreciation expense	—	—
OnSale amortization expense	1	—
OnSale stock-based compensation	4	—
Adjusted EBITDA (b)	$5,625	$3,187

Net income:
Consolidated income before income taxes	$1,192	$294
Less: Income tax expense	465	121
Consolidated net income	$727	$173

Consolidated income before income taxes	$1,192	$294
Add: Inventory write-down (a)	504	—
Less: OnSale loss before income taxes	(512)	(78)
Adjusted income before income taxes	2,208	372
Less: Adjusted income taxes	861	153
Non-GAAP net income	$1,347	$219

Diluted earnings per share:
GAAP diluted EPS	$0.06	$0.01
Non-GAAP diluted EPS	0.11	0.02

Diluted weighted average number of common shares outstanding	12,607	12,499

(a)          Relates to a write down of first generation iPads in conjunction with the release of the iPad 2.

(b)         EBITDA — earnings before interest, taxes, depreciation and amortization.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$7,599	$10,711
Accounts receivable, net of allowances of $1,653 and $1,802	169,995	183,944
Inventories, net	57,956	63,583
Prepaid expenses and other current assets	10,949	10,022
Deferred income taxes	3,827	3,798
Total current assets	250,326	272,058
Property and equipment, net	32,949	21,851
Deferred income taxes	614	604
Goodwill	25,510	25,510
Intangible assets, net	12,545	11,749
Other assets	2,400	2,319
Total assets	$324,344	$334,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$101,433	$124,851
Accrued expenses and other current liabilities	25,498	31,279
Deferred revenue	17,074	12,206
Line of credit	62,069	50,301
Notes payable — current	783	783
Total current liabilities	206,857	219,420
Notes payable and other long-term liabilities	5,108	4,607
Deferred income taxes	2,967	2,771
Total liabilities	214,932	226,798
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,345,520 and 14,089,672 shares issued; and 12,404,348 and 12,148,500 shares outstanding, respectively	14	14
Additional paid-in capital	106,094	104,894
Treasury stock, at cost: 1,941,172 shares	(7,176)	(7,176)
Accumulated other comprehensive income	2,657	2,465
Retained earnings	7,823	7,096
Total stockholders’ equity	109,412	107,293
Total liabilities and stockholders’ equity	$324,344	$334,091

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2011	2010
Cash Flows From Operating Activities
Net income	$727	$173
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,165	1,829
Provision for deferred income taxes	231	86
Net tax benefit related to stock option exercises	1	4
Excess tax benefit related to stock option exercises	(660)	(10)
Non-cash stock-based compensation	534	504
Gain on sale of fixed assets	(4)	(11)
Change in operating assets and liabilities:
Accounts receivable	13,949	7,730
Inventories	6,621	25,743
Prepaid expenses and other current assets	(714)	(782)
Other assets	14	45
Accounts payable	(30,291)	(21,678)
Accrued expenses and other current liabilities	(6,005)	(5,052)
Deferred revenue	4,868	680
Total adjustments	(9,291)	9,088
Net cash (used in) provided by operating activities	(8,564)	9,261
Cash Flows From Investing Activities
Purchases of El Segundo building	(9,565)	—
Purchases of property and equipment	(1,898)	(2,164)
Acquisition of eCost	(2,327)	—
Proceeds from sale of fixed assets	9	—
Net cash used in investing activities	(13,781)	(2,164)
Cash Flows From Financing Activities
Net borrowings (payments) under line of credit	11,730	(8,041)
Repayments under notes payable	(196)	(253)
Change in book overdraft	6,719	(1,590)
Payments of obligations under capital lease	(299)	(168)
Payments for deferred financing costs	(25)	—
Proceeds from stock issued under stock option plans	665	51
Excess tax benefit related to stock option exercises	660	10
Common shares repurchased and held in treasury	—	(57)
Net cash provided by (used in) financing activities	19,254	(10,048)
Effect of foreign currency on cash flow	(21)	189
Net change in cash and cash equivalents	(3,112)	(2,762)
Cash and cash equivalents at beginning of the period	10,711	9,215
Cash and cash equivalents at end of the period	$7,599	$6,453
Supplemental Cash Flow Information
Interest paid	$608	$455
Income taxes paid	1,422	215
Supplemental Non-Cash Investing and Financing Activities
Purchase of infrastructure system	$1,146	$—
Deferred financing costs	38	—